This Agreement is by and between  Carr  Miller Capital, Inc. (“CMC”), Indigo-Energy, Inc. (“Indigo”) and  Gersten Savage, as Escrow Agent (“GS”)

WHEREAS, CMC is the owner of an aggregate of 348,127,288 shares of common  stock of Indigo-Energy, Inc. (“Indigo”), options (the “CMC Options”) to purchase 5,250,000 shares of common stock and warrants (the “CMC Warrants”) to purchase 37,950,000 shares of common stock;

WHEREAS, Indigo is indebted to CMC in the total amount of $7,209,508.49 plus interest represented by 17 promissory notes of various amounts and dates (the “CMC Notes”).   A schedule of Indigo’s obligations to CMC are attached as Exhibit A to this Agreement. It is also noted herein that CMC has forgiven an additional one million dollars of Indigo debt in exchange for the shares, prior to this agreement.

WHEREAS, Elite Dom Establishment (“Elite”) is procuring certain financing (the “Financing”) for Indigo and as part of such arrangement has requested that the CMC shares be held by GS as collateral until the loan arranged by Indigo is repaid by Indigo; and

WHEREAS, as part of the Financing, Elite has requested as a condition that Indigo settle all obligations with CMC.

NOW, THEREFORE, in consideration of the foregoing and of the mutual terms and covenants hereinafter expressed, the parties agree as follows:

1.   Upon the execution of this Agreement, CMC will deliver 270,127,288 Shares of Indigo common stock owned by it (the “CMC Shares”) thereby retaining 77,000,000 shares.  In addition to the 270,127,288 shares, all of the CMC Options, all of the CMC Warrants and the CMC Notes will be provided to GS to hold as Escrow Agent, along with stock powers executed in blank (the CMC Shares, the CMC Options and the CMC Warrants shall be collectively referred to as the “CMC Securities”).

2.  CMC will receive $2,500,000 no later than August 15, 2009 which shall be deducted from the total amount owed pursuant to the CMC Notes.

3.  No later than November 15, 2009, CMC will receive an additional $7,500,000 which will be deemed to satisfy the CMC Notes in full.  Elite will provide this funding to Indigo for this purpose.

4.  Upon payment of the $7,500,000 referred to in the section immediately above, the CMC Notes, the CMC Shares (minus the 77,000,000 retained by CMC as part of this agreement), the CMC Warrants and the CMC Options shall be cancelled.   Until such payment is made, CMC will retain all of its ownership rights with respect to the CMC shares, warrants and options, except that it may not transfer any of such shares while they are held in escrow.

5.  In the event that CMC does not receive the balance of $7,500,000 on or before November 1 ~~15~~, 2009, Indigo will cancel $2,500,000 of the oldest of the CMC Notes and the remainder of the Notes shall remain in full force and effect.  In such event, the Escrow Agent will return the CMC shares, the CMC Warrants and the CMC Options that it is holding in escrow to CMC.  In the event that CMC does not receive the $2,500,000 by August 16, 2009, this Agreement shall be of no further force and effect except as set forth in this Section 5.

6.  As a condition to this Agreement, CMC agrees to cure its default under the third tranche of the Global Financing Agreement, as represented in Carr Miller’s promissory note (XXVIII) in the amount of $333,290.96 by making such payment by July 31, 2009.

7.  CMC shall be entitled to 10% of Indigo’s net working interest in the four wells already drilled in the Dubois field which is presently 75%.

8. This Agreement shall be binding upon and inure to the benefit of the parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger consolidation, and/or purchase or acquisition of substantially all of Indigo’s assets or otherwise.

9. CMC acknowledges that they have been represented by counsel in connection with this Agreement, and have executed the same with knowledge of its consequences.  This Letter Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the State of New York without regard to its conflicts of laws principles.

10. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between the parties.

11. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

If the foregoing terms and conditions of this binding Agreement are acceptable to the parties, please so indicate by signing in the indicated place.

Carr Miller Capital Inc.		Indigo-Energy, Inc.

By:	/s/ Everett Miller	By:	/s/ Steven Durdin
Everett Miller		Steven Durdin, President

Solely for purposes of Section 5 of this Agreement

Gersten Savage LLP

By:
Arthur Marcus, Partner

Exhibit A

CMC IDGG Obligations Ledger 07/28/2009

Funding	Due		#24528
Date	Date	Name	Amount

11/30/2008	11/30/2013	Carr Miller Capital - GFA RSPN (D)	$2,861,217.53

12/16/2008	12/16/2010	Carr Miller Capital, LLC XVI (D)	$1,080,000.00

12/23/2008	12/31/2013	Carr Miller Capital, LLC XV (D)	$200,000.00

12/30/2008	12/30/2013	Carr Miller Capital, LLC XIII (D)	$500,000.00

12/30/2008	12/30/2013	Carr Miller Capital, LLC XIV (D)	$400,000.00

1/10/2009	1/29/2014	Carr Miller Capital, LLC XVII (D)	$330,000.00

2/6/2009	2/6/2014	Carr Miller Capital, LLC XVIII (D)	$250,000.00

2/20/2009	2/20/2009	Carr Miller Capital, LLC XX (D)	$500,000.00

2/25/2009	2/25/2014	Carr Miller Capital, LLC XIX (D)	$50,000.00

3/10/2009	3/10/2011	Carr Miller Capital, LLC XXI (D)	$225,000.00

3/19/2009	3/19/2011	Carr Miller Capital, LLC XXII (D)	$200,000.00

4/30/2009	4/30/2011	Carr Miller Capital, LLC XXIII (D)	$100,000.00

5/6/2009	5/6/2014	Carr Miller Capital, LLC XXIV (D)	$50,000.00

6/5/2009	6/5/2011	Carr Miller Capital, LLC XXV (D)	$75,000.00

6/30/2009	6/30/2011	Carr Miller Capital, LLC XXVI (D)	$40,000.00

7/16/2009	7/16/2011	Carr Miller Capital, LLC XXVII (D)	$15,000.00

7/28/2009	7/28/2011	Carr Miller Capital, LLC XXVIII (D)	$333,290.96

		Total	$7,209,508.49

Note:

(D)	Everett Miller of Carr Miller Capital, LLC became a board member on 1/30/08 and hence a related party.